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                                                                    EXHIBIT 21.1


                              LIST OF SUBSIDIARIES



ORGANIZATION                                           JURISDICTION NAME
------------                                           -----------------
NCD Graphic Software Corporation                       California
Network Computing Devices                              Australia
Australia Pty. Ltd.
Network Computing Devices                              Canada
(Canada), Inc.
Network Computing Devices                              England
(UK) Limited
Network Computing Devices                              France
(France) S.A.R.L.
Network Computing Devices                              Germany
GmbH
Network Computing Devices                              Sweden
(Scandinavia) AB
Network Computing Devices                              The Netherlands
(Benelux) B.V.
Network Computing Devices (FSC), Inc.                  Guam
NCD Acquisition Corp.                                  Indiana